Exhibit 99.1

SONIA SYNGAL APPOINTED TO LEAD OLD NAVY’S NEXT PHASE OF GROWTH

Two Proven Leaders to Oversee Gap Inc. Global Supply Chain Responsibilities

SAN FRANCISCO - April 13, 2016 - Gap Inc. (NYSE: GPS) today announced that Sonia Syngal has been selected as Old Navy’s global president, effective immediately, to lead the brand’s continued reinvention of the value space with quality, accessible fashion for everyone. She will continue to report to Gap Inc. Chief Executive Officer Art Peck.

During her 12 year Gap Inc. tenure, Syngal has been a key driver in evolving the company’s product-to-market model, and held leadership roles where she honed her expertise in managing retail operations, driving growth, and bringing brand experiences to life for customers. The appointment marks Syngal’s return to Old Navy where she served as senior vice president of the brand’s International division in 2013, until being tapped to lead Gap Inc.’s enterprise-wide global supply chain.

“Sonia is an inspiring leader with a proven track record leading transformation and driving product-to-market innovations,” said Art Peck, chief executive officer, Gap Inc. “Following a comprehensive search, I’m confident Sonia is the right leader to enable Old Navy to realize its substantial, long-term growth potential.”

Most recently, Syngal served as executive vice president of Global Supply Chain and Product Operations for Gap Inc., responsible for managing all aspects of global sourcing, logistics and product operations across all of Gap Inc.’s brands and channels. In this role, Syngal worked closely with Old Navy leadership to develop the company’s newly evolved product-to-market model designed to increase speed and flexibility, while delivering brand-right product in a systematic, repeatable way across the enterprise.

“Old Navy is truly changing the value space with great design and quality apparel that the whole family loves, and I can't wait to focus my energy on continuing to deliver that promise for our customers,” said Syngal. “How we continue to transform our product engine, focused on balancing amazing product with operational excellence, will be key to unlocking Old Navy’s next phase of growth.”

Before her time at Old Navy, Syngal led Gap and Banana Republic’s European business for nearly two years, and spent almost three years driving the international divisions for Gap Outlet and Banana Republic Factory Stores. She also held various vice president-level roles across the company’s global sourcing organization for four years. Prior to joining Gap Inc., Syngal had a successful career in Fortune 500 companies having spent 10 years at Sun Microsystems and six years at Ford Motor Company.

Jill Stanton, who served as interim leader for Old Navy, will serve as a strategic advisor to support a seamless transition as Syngal takes the helm. Additionally, the company announced that two seasoned executives will oversee Gap Inc.’s global supply chain and logistics functions. Effective immediately, Michael Yee, will serve as executive vice president, Global Supply Chain, Sourcing and Production and Shawn Curran, as executive vice president, Global Supply Chain Logistics and Product Operations. Both Yee and Curran will report to Peck and join the senior leadership team.

“We want to thank Jill for her leadership through this transition and for all she’s done in building a strong product team,” said Peck. “I look forward to working with Michael and Shawn in their new roles and continuing to leverage their expertise across the enterprise.”

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e- commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:	Media Relations Contact:
Jack Calandra	Kari Shellhorn
(415) 427-1726	(415) 521-0595
Investor_relations@gap.com	Press@gap.com